PRESS RELEASE – FOR IMMEDIATE RELEASE

CONTACT:	Kenneth R. Howe, Chief Financial Officer
(248) 737-4190

AGREE REALTY REPORTS OPERATING RESULTS FOR THE THIRD QUARTER 2009

THIRD Quarter 2009 Highlights:

•	3rd quarter FFO increases 8.8% year-over-year
•	Year-to-date FFO increases 9.3% year-over-year
•	$0.51 per share quarterly dividend paid October 15, 2009

FARMINGTON HILLS, MI (October 29, 2009) - Agree Realty Corporation (NYSE: ADC) today announced results for the quarter ended September 30, 2009. Third quarter funds from operations (“FFO”) increased 8.8% to $6,017,000 compared with FFO in the third quarter of 2008 of $5,532,000.  FFO per diluted share was $0.72 compared with $0.66 for the third quarter of 2008.  A reconciliation of net income to FFO is included in the financial tables accompanying this press release.  Net income was $4,607,000, or $0.55 per diluted share, compared with net income for the third quarter of 2008 of $4,182,000 or $0.50 per share.  Total revenues increased 1.9% to $9,202,000, compared with total revenues of $9,029,000 in the third quarter of 2008.

For the nine months ended September 30, 2009, FFO increased 9.3% to $17,621,000 compared with FFO for the nine months ended September 30, 2008 of $16,118,000.  FFO per diluted share was $2.10 compared with $1.93 for the nine months ended September 30, 2008.  Net income was $13,431,000, or $1.60 per diluted share, compared with net income for the comparable period last year of $12,161,000, or $1.46 per diluted share. Total revenues increased 3.7% to $27,565,000 compared with total revenues of $26,586,000 for the comparable period last year.

“We are extremely pleased to deliver another strong quarter of operating results” said Richard Agree, Chief Executive Officer.  “Our balance sheet remains strong and our portfolio is performing well as we maintain a high occupancy rate of 98.1% in a difficult retail environment.”

Dividend

The Company increased its quarterly dividend on September 14, 2009 from $0.50 per share to $0.51 per share.  The $0.51 per share dividend was paid on October 15, 2009 to shareholders of record on September 30, 2009.  The dividend is equivalent to an annualized dividend of $2.04 per share and represents a payout ratio of 72.4% of FFO for the quarter

Portfolio

At September 30, 2009, the Company’s total assets were $260,940,000 and its portfolio consisted of 72 properties located in 16 states and totaling 3,504,854 square feet.  The portfolio was 98.1% leased at the end of the quarter.

The Company’s construction in progress balance totaled approximately $5,571,000 at September 30, 2009, and we capitalized $69,440 of construction period interest during the third quarter of 2009.

Lease Expirations

The following table, as of September 30, 2009, sets forth lease expirations for the next 10 years for the Company’s freestanding properties and community shopping centers, assuming that none of the tenants exercise renewal options or terminate their leases prior to the contractual expiration date.

Expiring Leases
Expiration Year	Number of Leases Expiring	Square Footage	Percent of Total	Annualized Base Rent	Percent of Total
2009	-	-	-	-	-
2010	16	259,307	7.5%	$1,482,001	4.3%
2011	27	230,834	6.7%	1,683,433	4.9%
2012	27	260,986	7.6%	1,372,567	4.0%
2013	21	335,263	9.8%	1,779,822	5.2%
2014	9	190,458	5.5%	985,856	2.9%
2015	13	673,042	19.6%	4,841,062	14.1%
2016	5	80,945	2.4%	1,664,513	4.8%
2017	3	22,844	0.7%	293,995	.9%
2018	12	237,582	6.9%	4,317,781	12.6%
Thereafter	44	1,145,311	33.3%	15,956,360	46.3%

Total	177	3,436,572		$34,377,390

Annualized Base Rent of Properties

The following is a breakdown of base rents in effect at September 30, 2009 for each type of retail tenant:

Credit Analysis
Retail Tenant	Annualized Base Rent	Percent of Total	Square Feet	Percent of Total
National	$30,666,926	89.2%	2,956,897	86.0%
Regional	2,659,992	7.7%	376,806	11.0%
Local	1,050,472	3.1%	102,869	3.0%
Total	$34,377,390		3,436,572

Major Tenants

The following is a breakdown of base rents in effect at September 30, 2009 for each of the Company’s major tenants:

Tenant Analysis
Retail Tenant	Annualized Base Rent	Percent of Total	Square Feet	Percent of Total
Walgreen	$10,246,099	29.8%	402,430	11.7%
Borders	9,938,796	28.9%	979,474	28.5%
Kmart	3,847,911	11.2%	999,766	29.1%
Subtotal	$24,032,806	69.9%	2,381,670	69.3%

Outstanding Shares and Operating Partnership Units

For the three months and nine months ended September 30, 2009, the Company’s fully diluted weighted average shares outstanding were 8,063,717 and 7,945,547, respectively.  The basic weighted average shares outstanding for the three months and nine months ended September 30, 2009 were 8,040,461 and 7,934,315, respectively.

The Company’s assets are held by, and all of its operations are conducted through, Agree Limited Partnership, of which the Company is the sole general partner.  As of September 30, 2009, there were 347,619 operating partnership units outstanding and the Company held a 95.93% interest.  For the three months and nine months ended September 30, 2009, the weighted average number of operating partnership units outstanding, were 347,619 and 485,487, respectively.

Agree Realty Corporation owns, manages and develops properties which are primarily single tenant properties leased to major retail tenants and neighborhood community shopping centers.  The Company currently owns and operates a portfolio of 72 properties, which are located in 16 states and contain 3.5 million square feet of gross leasable space.

On October 27, 2009, the Company announced that it would develop for a national retailer retail space located at the southwest corner of 14th Street and Broadway in Oakland, California.  The retail space was formally occupied by Gap.  The Company will manage and coordinate the development process and oversee construction for a fee.  The development process commenced during the third quarter of 2009 and the project is expected to be completed during the first quarter of 2010.

The Company considers portions of the information contained in this release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended.  These forward-looking statements represent the Company’s expectations, plans and beliefs concerning future events.  Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company’s best judgment reflecting current information, certain factors could cause actual results to differ materially from such forward–looking statements.  Such factors are detailed from time to time in reports filed or furnished by the Company with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2008.  Except as required by law, the Company assumes no obligation to update these forward–looking statements, even if new information becomes available in the future.

For additional information, visit the Company’s home page on the Internet at http://www.agreerealty.com

Agree Realty Corporation
Operating Results (in thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues:
Minimum rents	$8,596	$8,339	$25,538	$24,451
Percentage rent	-	-	8	5
Operating cost reimbursements	598	690	1,999	2,127
Other income	8	-	20	3
Total Revenues	9,202	9,029	27,565	26,586
Expenses:
Real estate taxes	472	466	1,440	1,383
Property operating expenses	410	394	1,201	1,347
Land lease payments	215	205	644	545
General and administration	1,083	1,039	3,333	3,264
Depreciation and amortization	1,428	1,366	4,242	4,009
Operating Expenses	3,608	3,470	10,860	10,548
Income From Operations	5,594	5,559	16,705	16,038
Other Income (Expense)
Development fee income	158	-	158	-
Interest expense, net	(1,145)	(1,377)	(3,432)	(3,877)
Net Income	$4,607	$4,182	$13,431	$12,161
Net Income Per Share – Dilutive	$0.55	$0.50	$1.60	$1.46
Reconciliation of Funds from Operations to Net Income: (1)
Net income	$4,607	$4,182	$13,431	$12,161
Depreciation of real estate assets	1,393	1,335	4,141	3,912
Amortization of leasing costs	17	15	49	45
Funds from Operations	$6,017	$5,532	$17,621	$16,118
Funds from Operations Per Share – Dilutive	$0.72	$0.66	$2.10	$1.93
Weighted average number of shares and OP units outstanding – dilutive	8,411	8,364	8,395	8,364

(1)           FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (NAREIT) to mean net income computed in accordance with generally accepted accounting principles (GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.  Management uses FFO as a supplemental measure to conduct and evaluate the Company’s business because there are certain limitations associated with using GAAP net income by itself as the primary measure of the Company’s operating performance.  Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time.  Since real estate values instead have historically risen or fallen with market conditions, management believes that the presentation of operating results for real estate companies that use historical cost accounting is insufficient by itself.

FFO should not be considered as an alternative to net income as the primary indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity.  Further, while the Company adheres to the NAREIT definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that not all REITs use the same definition.

Agree Realty Corporation
Consolidated Balance Sheets (in thousands)
(Unaudited)

	September 30, 2009	December 31, 2008
Assets
Land	$93,816	$87,309
Buildings	220,449	210,650
Accumulated depreciation	(62,643)	(58,502)
Property under development	5,571	13,383
Cash and cash equivalents	362	669
Rents receivable	1,029	965
Deferred costs, net of amortization	1,500	1,437
Other assets	856	986
Total Assets	$260,940	$256,897

Liabilities
Mortgages payable	$65,098	$67,624
Notes payable	39,950	32,945
Deferred revenue	10,208	10,725
Dividends and distributions payable	4,348	4,233
Other liabilities	2,039	3,388
Total Liabilities	121,643	118,915

Stockholders’ Equity
Common stock (8,191,574 and 7,863,930 shares)	1	1
Additional paid-in capital	147,172	143,892
Deficit	(10,830)	(11,258)
Accumulated other comprehensive income (loss)	(99)	-
Non-controlling interest	3,053	5,347
Total Stockholders’ Equity	139,297	137,982
	$260,940	$256,897